Exhibit 8.1

300 North LaSalle

Chicago, Illinois 60654

(312) 862-2000

www.kirkland.com

[FORM OF OPINION TO BE RECEIVED FROM COUNSEL]

            , 2014

SunEdison Semiconductor Limited

Re:	SunEdison Semiconductor Limited
Registration Statement on Form S-1 (No. 333-191052)

Ladies and Gentlemen:

We have acted as counsel to SunEdison Semiconductor Limited, a limited liability company incorporated under the laws of the Republic of Singapore (the “Company”), in connection with the above-referenced Registration Statement on Form S-1 (together with the Exhibits and any amendments thereto, the “Registration Statement”) filed with the Securities and Exchange Commission in connection with the initial public offering (the “Offering”) of certain ordinary shares (the “Offering Shares”) of the Company. Capitalized terms used but not defined herein shall have the same meanings as set forth in the Registration Statement.

For purposes of the opinion set forth below, we have, solely as to factual matters, relied upon the accuracy and completeness of the statements and representations contained in the Registration Statement, including, without limitation, the statement that, based on the current and anticipated value of the Company’s assets and the composition of its income and assets, the Company does not expect to be treated as a PFIC for U.S. federal income tax purposes for its current taxable year or any future taxable year.

The opinion set forth in this letter is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated and proposed thereunder, current positions of the IRS contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS, and existing judicial decisions. The statutory provisions, regulations, interpretations and other authorities upon which our opinion is based are subject to change, and such changes could apply retroactively. In addition, legal opinions are not binding on the IRS and there can be no assurance that contrary positions will not be taken by the IRS.

Beijing        Hong Kong        London         Los Angeles        Munich        New York        Palo Alto        San Francisco        Shanghai         Washington, D.C.

            , 2014

Based on and subject to the foregoing, the discussion set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences,” insofar as it expresses conclusions as to the application of U.S. federal income tax law, is our opinion as to the material U.S. federal income tax consequences of the purchase, ownership, and disposition of the Offering Shares as discussed therein.

We express no opinion concerning any tax matter other than as described above, including any other tax consequences of the purchase, ownership, and disposition of the Offering Shares under federal, state, local, or foreign laws (including but not limited to the laws of Singapore). In addition, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America to the extent specifically referred to herein. The opinion rendered above is limited in all respects to the laws and facts existing on the date hereof. By rendering this opinion, we do not undertake to advise you with respect to any other matter or of any change in such laws or facts or the interpretation of such laws or facts that may occur after the date hereof.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

Kirkland & Ellis LLP